EXHIBIT 10.46

The following

Tenancy Agreement

for commercial rooms is concluded

between

Paeschke Immobilien- und Vermögensverwaltungen GmbH & Co. KG,

Düsseldorfer Strasse 16, 40764 Langenfeld,

represented by

Paeschke Haus- und Grundstücksverwaltungen GmbH,

Bahnhofstrasse 43, 40764 Langenfeld,

- Landlord -

and

CpG ImmunoPharmaceuticals GmbH,

Max-Volmer-Strasse 4, 40724 Hilden

represented by

Dr. Joachim Schorr, Managing Director

- Tenant -

§ 1 Rented rooms

1.	Office and laboratory rooms for commercial use, Elisabeth-Selbert-Strasse No. , 40764 Langenfeld

     office rooms,      corridors, 1 women’s WC, 1 gents’ WC and 10 outside car parking spaces

2.	Size of the rented office area approx. 787.00 sq.m.

3.	Rented as accessories (e.g. furnishings)

(See Handover Protocol)

4.	Available for communal use: proportional entrance area .........

5.	The following keys will be handed over to the Tenant, either immediately or when the Tenant moves in:

(See Handover Protocol)

6.	The Landlord does not guarantee that, beyond the criteria stipulated in the description of the building, the rented rooms comply with the general technical requirements, legal regulations and requirements of the authorities for the intended purpose of renting. The Tenant is responsible for ensuring that the requirements of authorities are fulfilled at the Tenant’s expense. The rooms may only be used for the purpose permitted by the corresponding regulations of the authorities.

7.	The Tenant is only entitled to the rooms being handed over after the stipulated security has been fully paid or after a bank guarantee has been submitted.

§ 2 Tenancy period and notice of termination

1.	The tenancy commences on 1st October 2000.

If the rented rooms or rented area are not vacated by the previous tenant, or if they cannot be used in due time by the Tenant for other reasons, then the Landlord will only be liable if he, or his vicarious agent, acted willfully or by gross negligence.

The tenancy ends on 30th September 2010.

The tenancy is extended by 5 years (option right twice) if the Tenant has not objected to an extension at the latest six months prior to the expiry of the tenancy period.

With regard to the rent amount, if the Agreement has been extended, the new rent will be calculated on the basis of this rent calculation for the first 10 years. The originally calculated costs for the constructional changes and installed facilities in conformity with the Description of the Building requested by the Tenant, as well as the likely service life of the installed facilities and the increased maintenance and repair requirements that may be necessary, must be taken into account.

2.	Notice of termination must be in writing.

3.	The Tenant must allow leasing notices to be put on the windows and other suitable places during the notice period.

4.	If the tenancy is terminated by the Landlord (ordinary or extraordinary termination without notice) for reasons which the Tenant has to justify (use contrary to the terms of the Agreement, rent arrears), then the Tenant is obliged to compensate the Landlord for all damages arising out of the premature termination of the tenancy, e.g. if the rooms/area cannot be partly or entirely let against payment of a rent or any other manner after the Tenant has moved out or if the they have to be let at a lower rent or other form. This liability of the Tenant prevails until the end of the stipulated tenancy period, but maximum one year after the obligation of the Tenant to pay rent or utilization compensation ends.

If the tenancy is terminated prematurely by the Landlord, or by extraordinary termination by the Tenant for reasons which the Landlord has to justify, then the Landlord is not entitled to any compensatory or damage claims for the construction changes that have been completed and the facilities that have been installed.

§ 3 Rent and attendant expenses

The monthly net rent, including the necessary structural changes and the ventilation (as described in the Annex), without the statutory value-added tax, amounts to DM 25.85 sq.m.:

Net rent for the offices per month	DM	20,343.95
In words:
twenty thousand three hundred and forty three

For 10 outside car parking spaces at DM 30.00 per space and month	DM	300.00

Attendant costs (§ 4) additionally payable in advance per month, together with the rent	DM	2,361.00

Sub-total	DM	23,004.95

The statutory value-added tax at the rate valid at the given time, payable together with the rent, currently amounting to 16%	DM	3,680.79

Gross rent	DM	26,685.74

§ 4 Attendant expenses

1.	The Landlord is entitled to apportion to the tenants all operating expenses in the sense of Annex 3, § 27, Section I of the Second Calculation Ordinance. Annex 3 is enclosed as an annex to this Agreement.

2.	With the exception of the subsequently listed positions, the operating expenses are apportioned according to the ratio between the rented area and the entire area covered by the given operating expenses:

3.	The operating expenses for the heating system, subdivided by 70% according to the readings of the heat meters and 30% by the ratio between the rented area in relation to the total area, as defined in the corresponding Heating Costs Ordinance.

4.	The tenant pays directly for the electricity consumed.

5.	The Landlord employs a caretaker to look after the communal areas and facilities. Cost distribution is according to the list of operating costs.

6.	The operating costs accounts will be settled by the Landlord according to requirements, but at least once a year. In the event that the tenancy is terminated during an accounting period, then the apportionment for the next accounts will be apportioned in the ratio between tenancy period and accounting period.

7.	Additional demands from accounting according to Section 5 are payable with the next due rent.

8.	The Landlord is entitled to re-assess the advance payments on the attendant costs in a commensurate manner.

§ 5 Payment of the rent and attendant costs

1.	The entire monthly rent is payable to the Landlord in advance, at the latest by the third workday of the month, free of costs, specifying the full name of the Tenant, reference number, and EDP number.

The date of the receipt of the money, not the date it was sent, is definitive for payment in due time.

The rent is payable post-free and free of charges to the Landlord or to an authorized person or place, namely into the following account:

Stadt Sparkasse Langenfeld, Account No. 129 924

Bank Code: 375 517 80

2.	If the Tenant is in default of payment, the Landlord can then demand a lump sum cost of DM 20.- per warning. Moreover, the Tenant owes default interest of 4% over and above the given discount rate of Deutsche Bundesbank, but at least 5% of the amount in arrears.

§ 6 Using the lift

1.	The Tenant is entitled to use the lift.

2.	The Tenant has no entitlement to uninterrupted service in the event of a breakdown. The Tenant undertakes to fulfil all rules concerning the use of the lift; the Tenant waives the right to compensation claims against the Landlord arising out of all accidents, other than they were caused willfully or by gross negligence on the part of the Landlord. The Landlord or his authorized person must be immediately notified of operating faults.

§ 7 Condition of the rented rooms

1.	The Tenant takes over the newly built offices in conformity with the Description of the Building. Handover of the rented rooms is recorded in a Handover Protocol in which possible faults are also entered. The Tenant undertakes to treat the rooms with due care and to maintain and return them in the contractual state; see also § 18, Cipher 1. The Tenant has to ensure that the floor load permitted by the building authorities is not exceeded. In the event of any infringement the Tenant will be liable to compensate the Landlord or third party for any arising damage.

2.	The Tenant is responsible for any culpable damage to the rented property and the entire commercial unit, also in the event that the damage was caused by the Tenant’s employees, suppliers or workmen.

Liability for damage inside the rented rooms does not exist if the Tenant can prove that he is free of any culpable behaviour. This does not apply to warranty against defects.

3. § 8 Set-off, rent reduction

1.	The Tenant can only set-off counter-claims against the rent and the attendant costs, or exercise the right of retention, if the counter-claims are not disputed or are established by a court ruling.

2.	The Tenant is only entitled to reduce the rent on account of a deficiency in the rented property if the Tenant gives the Landlord written notice of the intended reduction one month before the rent is due.

§ 9 Using the rented rooms, sub-letting

1.	The Tenant is only allowed to use the rented rooms for the commercial purposes specified in § 1. Changes to the purpose of use require the previous consent of the Landlord.

2.	The Landlord must be immediately notified when the legal form of the Tenant’s company is changed or any other changes in the management or ownership which have to be recorded in the Commercial Register. This also applies to a change in the business licence or other change of circumstances that are important regarding this tenancy. With the sale of the company the rights and duties of this Agreement can only be transferred to the legal successor by the Tenant as a result of a separate agreement with the Landlord.

3.	Sub-letting or transfer of use to third parties is only permissible with the consent of the Landlord. Such a consent can be withdrawn at any time for important reasons. The Landlord irrevocably grants, already now, permission to sub-let to associated companies of the Tenant or to such companies that are permanently conducting business with the Tenant.

4.	In the event of unauthorized sub-letting the Landlord can demand that the Tenant terminates the sub-tenancy as quickly as possible, but at the latest within a month. If this does not happen, then the Landlord can terminate the main tenancy without a period of notice.

5.	The Landlord is entitled to make his approval of a sub-tenancy dependent on an agreement for a commensurate sub-letting surcharge. This does not apply to sub-letting to parties specified in Cipher 3 for which the Landlord has already granted his irrevocable permission.

6.	In the event of sub-letting and transfer of use, the Tenant will be liable for all actions or failures to act of the sub-tenant or the party to which the use of the rented rooms has been transferred.

7.	In the event of sub-letting, the Tenant will already now assign as a security to the Landlord the claims to which he is entitled to secure the rent payments as well as the pledge on movables.

§ 10 Electricity, gas, water, insurances

1.	The existing line networks for electricity, gas and water can only be used by the Tenant to the extent that no overloading can arise. To satisfy additional demands the Tenant will have to have the supply lines changed at his expense with the previous approval of the Landlord.

2.	The Tenant must ensure that, in the event of faults or damage to supply lines, the affected lines are immediately closed down and the Landlord is immediately notified.

3.	A change in the power supply system, particularly a change of the power voltage, does not entitle the Tenant to claim compensation from the Landlord.

4.	The Tenant cannot claim compensation from the Landlord for an interruption of the power, gas or water supplies or the drainage system as a result of a circumstance for which the Landlord is not liable, or in the event of flooding or other catastrophes. Otherwise the Landlord is only liable in the event of intent or gross negligence.

5.	The office building is equipped with a central gas-fired heating system. Operation of the heating system is supervised by the property manager or the caretaker.

The heating system and its heating capacity were calculated and dimensioned in keeping with the Heat Protection Ordinance valid at the time the building was completed.

6.	The Tenant undertakes to continuously operate and maintain the heating system and fittings in the rented rooms in the customary manner throughout the heating period.

7.	To avoid damage to the building, and in the interest of the other tenants in the building, the Tenant will ensure that his offices are also adequately heated and ventilated during the night and during prolonged absence.

8.	The Tenant is obliged to conclude a liability insurance and to maintain this insurance at his expense throughout the duration of the contractual relationship. Furthermore, the Tenant is advised to include an inventory insurance because the building insurance only covers those parts that are firmly connected to the building.

§ 11 Advertising measures

1.	A joint company-sign panel has been installed. The Tenant undertakes to use this panel and to bear the pro rata expenses.

2.	Company signs, logos, advertising texts, display cases, vending machines, a.s.o., can only be installed with the consent of the Landlord. Such a consent can be revoked. In such a case, as well as when the rented rooms are cleared, the Tenant will be obliged to re-establish the original state.

3.	The Tenant is obliged to observe the legal rules and the directives of the authorities regarding outdoor advertising.

§ 12 Repairs and constructional changes by the Landlord

1.	The landlord can complete repairs and constructional changes to maintain the building or the rented rooms, or to avert imminent danger or to eliminate damage, without the consent of the Tenant. This also applies to work that is not necessary but expedient, e.g. modernisation of the building and the rented rooms. The Tenant must ensure that the affected rooms are accessible; the execution of the work must not be impeded or delayed by the Tenant.

2.	The Landlord must give notice of forthcoming work as early as possible, and must ensure that this work is completed with care.

3.	In so far as the Tenant has to tolerate the work he is not entitled to reduce the rent or exercise a retention right.

§ 13 Constructional changes by the Tenant

1.	Changes to the rented rooms, especially conversions, fixtures, installations and the like, can only be carried out with the consent of the Landlord. If, when the tenancy is terminated, the Tenant wishes to remove facilities that he has installed in the rented rooms, then he must first offer them to the Landlord for take-over. If the Landlord wishes to take-over the facilities, then he must pay the Tenant the cost of their manufacture minus a commensurate amount for wear. An annual wear and tear amounting to 10% of the acquisition cost is considered to be commensurate.

If the Landlord does not make use of his right and the facilities are removed by the Tenant, then the Tenant is obliged to re-establish the original state.

The Landlord can demand that facilities are removed.

The above obligation does not apply to building measures which were necessary as a result of the transformation of the rented property according to stipulations in the Description of the Building, even if such building measures will only be completed after having moved into the building.

2.	The Tenant is liable for all damage arising in connection with building measures that he has carried out. This does not apply to building measures that have been stipulated in the Description of the Building.

§ 14 Maintaining the rented rooms

1.	The Landlord or his authorised person must be immediately notified of any damage to and in the building and in the rented rooms. The Tenant is liable for any damage resulting from delayed notification.

2.	The Tenant is liable for damage resulting from the infringement of the duty to exercise due care, especially if supply and drainage lines, toilets, heating facilities, a.s.o. have been improperly treated, the rooms have been inadequately ventilated or heated, or inadequately protected against frost. The Tenant has to bear the cost of eliminating clogged pipes up to the point of the main pipe.

3.	The Tenant is also liable for damage culpably caused in the rented rooms by members of his family, his employees, workers, sub-tenants, visitors, suppliers, workmen, etc.

4.	If damage has been caused to the rented rooms or other rented objects, then the Tenant will have to prove that he was not responsible nor any of the people listed in No. 3. This does not apply to warranty deficiencies.

5.	Irrespective of who is culpable, the Tenant is obliged to bear the expenses for minor repairs if the individual case does not exceed a price of DM 500.00. The total expenditures for minor repairs arising in the course of a calender year must be borne by the Tenant up to a maximum annual amount of DM 2,500.00. The Tenant only has to bear the cost of minor repairs to such objects of the rented property that are exposed to his frequent access, e.g. the installation objects for electricity, water and gas, the heating facilities, windows and doors as well as the operating devices for windows and roller blinds.

6.	The Tenant must maintain the facilities and equipment jointly rented in the rented rooms, for instance hot-water heaters, etc., and to have them cleaned and maintained one a year by a specialist, at his expense. The Tenant only bears the maintenance costs up to an annual amount of DM 500.00, and only if the Landlord has not concluded a maintenance agreement and levies these costs as operating costs.

7.	The Tenant must ensure that pipes, lines and installations for electricity and gas, sanitary facilities, locks, roller blinds and similar facilities are maintained in an operable condition. The Tenant must replace broken glass panes and mirrors at his expense. The Landlord assigns possible claims against third parties to the Tenant.

8.	The Tenant must keep the rented rooms free of pests at his expense.

9.	The Tenant must immediately remedy damage for which he is culpable. If he does not fulfil the obligation within a reasonable period of time in spite of a written warning, then the Landlord can have the necessary work carried out at the expense of the Tenant. A written notice is not required in the event of imminent danger or the whereabouts of the Tenant is unknown.

§ 15 Decorative repairs

1.	The Landlord must maintain the rented rooms in a contractual condition in so far as no alternative stipulations are made hereafter. The fuse box for electricity is one of the objects that belongs to the rented installations.

2.	The Tenant is obliged to complete decorative repairs. These include wall-papering, painting the walls and ceilings, floor care, painting interior doors and the entrance door on the inside, other woodwork, the radiators and supply pipes within the rented rooms in neutral colours. The parquetry must be maintained in a sealed state. Carpets must be cleaned when necessary. High-gloss latex paints to paint the ceilings and walls, and ceiling and wall cladding made of plastic (styrene, poron, etc.), are impermissible.

It is impermissible to stick paper or the like onto the entrance door and room doors, nor to drill holes into them. Name plates and the like must not be screwed onto the doors.

All bonded objects, such as hooks, as well as all adhesive residues, must be carefully removed to ensure a perfectly clean state.

3.	The Tenant takes over the rented rooms in a renovated state. He is obliged to return them in a renovated state when the tenancy is terminated. The Tenant can complete decorative repairs himself or commission a specialist company to complete such work.

4.	No holes must be drilled into any of the tiles in the office rooms. It is impermissible to stick transfers on the files. The same applies to hand basins and toilets. If drilling is imperative, then this must only be completed in the joints with the consent of the Landlord.

§ 16 Right of lien

1.	The Tenant undertakes to ensure that the Landlord’s legal right of lien to the objects brought in by the Tenant is maintained and that no action is taken that could contravene this right of lien without the consent of the Landlord.

2.	The Landlord must be immediately notified of every seizure of brought-in objects. This also applies when a third party asserts claims to objects brought in by the Tenant.

§ 17 Access to the rented rooms by the Landlord

1.	After previous notification the Landlord and his authorised person are entitled to enter the rented rooms during business hours to check their condition. Access at any time of the day and night is permitted in the event of danger.

2.	If the Landlord or his authorised person intends to sell the property, then he is entitled to enter the rented rooms together with interested parties during business hours. If the tenancy has been terminated, then the Landlord or his authorised person can enter the rooms together with interested parties during business hours.

3.	The Tenant must ensure that the rooms can be accessed in his absence—in emergencies. If requested, the Landlord should be given telephone numbers in the event of an emergency.

§ 18 Terminating the tenancy

1.	When the tenancy is terminated, or in the event of previously moving out, the rented rooms must be returned in the same condition as they were when the tenancy commenced, irrespective of contractual decorative repairs (§ 15) and all keys, also those procured by the Tenant, must be returned. This means, among other things, newly overpainted wood-chip wallpaper, as well as ceilings and walls that have not been wallpapered but newly painted in a neutral colour and washed clean. Holes in walls, ceilings and wood must be properly closed and damaged tiles must be replaced.

2.	If the Tenant does not fulfil these obligations, then after a corresponding warning and setting a reasonable period of time, the Landlord will be entitled to enter the rented rooms, have them cleaned and have new locks fitted, at the expense of the Tenant. The Landlord can have objects that have been left by the Tenant stored at the Tenant’s expense or have them destroyed if they have not been removed after the Tenant was warned once and set a reasonable time limit.

3.	If the return of the offices is delayed by the Tenant, or if decorative repairs are still necessary after the rooms have been returned, then the Tenant will be obliged to pay the Landlord the rent or compensation for use until the rooms have been completely cleared and all work has been completed. This does not affect the Landlord’s right to claim further compensation for damage.

§ 19 Several people as tenants

1.	A Landlord’s declaration is legally effective if it was given to one of the tenants.

§ 20 Competition protection

Competition protection for the Tenant is excluded.

§ 21 Security

1.	As a security for all claims of the Landlord, the Tenant will provide a security amounting to 3 net monthly rent payments, equalling DM 57,775.00; This can also be rendered by a bank guarantee.

§ 22 Other agreements/Changes to the Agreement

1.	Waste resulting from the commercial activity of the Tenant must not be deposited in the waste bins provided for the general requirements of the tenants.

2.	All subsequent changes and supplements to this Agreement must be in writing to be legally effective.

3.	In the event that provisions of this Agreement, or additional arrangements, are or become ineffective, then this will not affect the validity of the remaining provisions. The parties undertake to replace the ineffective provisions by legally effective ones that come closest to the original intent.

4.	The Tenant is given an option to rent a further area in a planned new building at the front of the house. The total area is in the order of 2,500 to 3,500 sq.m. The option to rent the area that is still to be constructed remains valid for 24 months commencing with the time the Tenant moves into the offices rented by way of this Agreement. The Tenant will be integrated in the planning for the new building. The completion of the new building is expected approx. 12 months after renting assurance has been given or after a corresponding tenancy agreement has been concluded.

The tenancy agreement will be likewise concluded at the customary market terms for a period of 10 years. It is extended by 5 years (option right twice) if the Tenant does not object to the extension at the latest six months prior to the expiry of the tenancy period.

5.	If the Tenant is unable to exercise his option right with regard to a further area within 24 months, as of moving into the offices rented by way of this Agreement, then the Tenant will be entitled to the right of an extraordinary termination of the existing Tenancy Agreement.

In this event the Landlord will have no claims to adjustment or compensation for damage on account of premature termination of the Tenancy Agreement.

§ 23 Additional arrangements/Stable value clause

1.	The amount of monthly rent payable by the Tenant during the tenancy period will be secured at a stable value by the following:

Stable value clause

If, according to the Land Office of Statistics for North Rhine Westphalia, the index of the overall cost of living of a household of four people with an average income (basis 1995 = 100) rises are falls by more than 5 points over the index level for the month of September 2000, then the monthly rent changes for the next month in the same percentage ratio as the index.

If the basis changes, then the index must be converted to the basis 1995 = 100.

If the rent has been adapted in the afore-indicated manner, then the above regulation is applied each time, again, when the level of the cost of living index that determined the last rent stipulation forms the starting point for the new rent increase.

The subsequently listed annexes form an integral part of this Agreement:

•	Inventory/Handover Protocol

•	Annex 3 relating to § 27, Section 1, of the Second Calculation Ordinance

•	Group plan of the offices

•	Description of the building in conformity with the joint talks and in co-ordination with the technicians

•	Calculation of the usable floor space

Langenfeld, dated 6. July 2000	Hilden, dated 28/6/2000

((stamp and signature))	((stamp and signature))

Landlord	Tenant